EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 1, 1999 on the financial statements of Transportation Components Group, Amparts Group, Plaza Automotive, Inc. and Driveline, Inc. included in the exhibits to Transportation Components, Inc.'s Form 10-K for the year ended December 31, 1998, and our report dated March 1, 1999 on the consolidated financial statements of Transportation Components, Inc. and subsidiaries included in Transportation Components, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 and to all references to our Firm included in this registration statement.

/s/ ARTHUR ANDERSEN LLP
    Arthur Andersen LLP

Houston, Texas
August 30, 1999

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